Exhibit 99.1

Contacts:

Caraco Pharmaceutical - Daniel Movens or Mukul Rathi - P: (313) 871-8400

Caraco Pharmaceutical - Aaron Miles - P: (313) 556-4150

Caraco Announces Jitendra N. Doshi to Oversee Sun Pharmaceutical Industries Ltd. New Jersey and Ohio Operations; Mukul Rathi to Serve as Interim CFO, Effective January 29, 2007

FOR IMMEDIATE RELEASE

DETROIT, Michigan, January 29, 2007 -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) announced that Jitendra N. Doshi, will leave his positions as COO and CFO of Caraco, effective January 29, 2007 to devote his full-time efforts to managing and overseeing Sun Pharmaceutical’s development projects and overall operations at its New Jersey and Ohio facilities. Mr. Doshi has held the positions of CFO and COO at Caraco since November 2002 and August 2002, respectively. He also served as interim CEO from September 2003 to May 2005. Mr. Doshi will continue to be a member of Caraco’s Board of Directors.

Mukul Rathi has assumed the position of interim CFO at Caraco effective, January 29, 2007. Mr. Rathi joined the Company in December 2005 as its Controller. Prior to this, Mr. Rathi had worked at Sun Pharmaceutical Industries, Ltd. (“Sun”) in India, our majority shareholder, for six years where he held various financial positions of importance, with the last being in Sun’s Corporate Office as Manager of Accounts. Mr. Rathi graduated from the University of Calcutta in India and subsequently qualified to be a member of the Institute of Chartered Accountants of India. The Controller position previously held by Mr. Rathi has been assumed by Ann Zajac. Ms. Zajac has been with Caraco since July 2006. She has assisted in many of the Controller duties for the Company since that time. Ann has a BS in Accounting from the University of Akron in Ohio.

"Jitendra, during his tenure, made significant contributions towards team building and growth and we compliment him on his many successes while here at Caraco. We believe that Jitendra’s decision to focus his full attention on future products being developed and manufactured by Sun is in the best interest of both Caraco and Sun,” said Daniel H. Movens, CEO of Caraco. Mr. Movens added, “Jitendra brings his vast experience and knowledge to Sun’s New Jersey and Ohio operations, which will increase the number of products in the overall portfolio that will be offered to the US market. We thank him for his efforts in growing Caraco and wish him much future success.” Currently, Mr. Movens will assume the responsibilities of the COO position.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission and include: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, dependence on key personnel, development by competitors of new or superior products or cheaper products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, integrity and reliability of the Corporation's data, compliance with regard to regulatory and cGMP managing our recent rapid growth and anticipated future growth, occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as a shelf-stock adjustment, possibility of an incorrect estimate of chargebacks and the impact of such an incorrect estimate on net sales, gross profit and net income, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, accounts receivable allowances including chargebacks, rebates, income taxes, values of assets and inventories, litigation involving claims of patent infringement, litigation involving claims for royalties, and other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.